Exhibit 10.36

PURCHASE AGREEMENT
dated as of March 23, 2007
among
FINISAR CORPORATION,
AZNA LLC,
PARVIZ TAYEBATI,
THE COMMON UNITHOLDERS AND OPTIONHOLDERS OF AZNA LLC
SET FORTH ON SCHEDULE I ATTACHED HERETO,
and
PARVIZ TAYEBATI, as the Sellers’ Representative

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”) dated as of March 23, 2007 among Finisar Corporation, a Delaware corporation (“Finisar”), AZNA LLC, a Delaware limited liability company (“AZNA”), Parviz Tayebati, an individual and the holder of all of the Preferred Units and all of the Voting Common Units of AZNA (the “Founder”), the holders of all of the Non-Voting Common Units of AZNA set forth on Schedule I attached hereto (the “Common Unitholders”), and the holders of all rights or options to purchase Non-Voting Common Units of AZNA set forth on Schedule I attached hereto (the “Common Optionholders,” and together with Founder and the Common Unitholders, the “Sellers”). This Agreement is also joined in by Parviz Tayebati, an individual, to agree to serve as the Sellers’ Representative (as defined hereinafter).
     WHEREAS, Sellers collectively own all of the issued and outstanding Preferred Units, Voting Common Units and Non-Voting Common Units of AZNA (together, the “Units”) and rights or options to acquire Units of AZNA (the “Options,” and collectively with the Units, the “LLC Interests”);
     WHEREAS, Sellers desire to sell to Finisar, and Finisar desires to purchase from Sellers, all of the LLC Interests of AZNA on the terms and conditions set forth in this Agreement (the “Transactions”);
     WHEREAS, Finisar, AZNA and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the LLC Interests and all to prescribe various conditions to the Transactions;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I.
Definitions and Usage
          1.1 Definitions. For purposes of this Agreement, capitalized terms used in this Agreement have the meanings specified or referred to in this Section or as expressly defined elsewhere in this Agreement: (A) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
               (B) “AZNA Disclosure Letter” means the disclosure letter delivered by Sellers to Finisar to disclose matters pursuant to this Agreement.
               (C) “Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
               (D) “Contract” means any agreement or contract (whether written or oral and whether express or implied) that is legally binding.

               (E) “Encumbrance” means any charge, claim, community property interest, equitable interest, lien, security interest, mortgage, option, pledge, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
               (F) “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments and ambient air (including indoor air).
               (G) “Environmental, Health, and Safety Liabilities” means any cost, damage, expense, liability or obligation arising pursuant to Environmental Law or Occupational Safety and Health Law.
               (H) “Environmental Law” means any Legal Requirement as of the date hereof or as of the Closing (as defined hereinafter) concerning or relating to the Environment applicable to the operations of any Facility, or to the import or export of substances.
               (I) “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
               (J) “Exchange Act” means the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
               (K) “Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by AZNA and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by AZNA.
               (L) “Finisar Common Stock” means the common stock of Finisar, par value $0.001 per share.
               (M) “Finisar Disclosure Letter” means the disclosure letter delivered by Finisar to Sellers to disclose matters pursuant to this Agreement.
               (N) “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
               (O) “Governmental Authorization” means any Consent, license or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
               (P) “Governmental Body” means any:
                    (i) federal, state, local, municipal, foreign, or other government;

                    (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or
                    (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
               (Q) “Hazardous Materials” means every element, compound, product, waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls.
               (R) “IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
               (S) “IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
               (T) “Knowledge” or “known” shall mean the actual knowledge after reasonable inquiry by, (i) with respect to AZNA, Parviz Tayebati, Daniel Mahgerefteh, Frank Fan, Kevin McCallion and Parvin Tayebati, and (ii) with respect to Finisar, Stephen Workman, as the case may be.
               (U) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, common law, regulation, statute, directive or treaty.
               (V) “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with AZNA or Finisar, any change or effect that (i) is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole; (ii) would materially impair the ability of such party to perform its obligations under this Agreement; or (iii) would prevent or materially delay the consummation by such party of any of the Transactions (defined hereinafter); provided, however, none of the following, nor any change, event, circumstance or development resulting in or arising from the following, shall constitute, or be considered in determining whether a Material Adverse Change or a Material Adverse Effect has occurred:
                    (i) economic factors affecting the national, regional or world economy or acts of war or terrorism (provided that such factors or acts do not affect such Person in a substantially disproportionate manner as compared to its competitors);
                    (ii) factors generally affecting the industries or markets in which the Person operates (provided that such factors do not affect the Person in a substantially disproportionate manner as compared to its competitors);

                    (iii) actions required to be taken by the parties under this Agreement or during the pendency or upon announcement of the Transactions contemplated by this Agreement;
                    (iv) in the case of Finisar only, any matters relating to or arising out of the inquiries, Proceedings and claims regarding its option grant practices described in the Finisar Disclosure Letter, as well as any other matters relating to or arising out of the option grant practices that are the subject matter of such inquiries, Proceedings and claims;
                    (v) changes in laws, rules or regulations;
                    (vi) changes in generally accepted accounting principles;
                    (vii) any fees or expenses incurred in connection with the Transactions contemplated by this Agreement; and
                    (viii) a decline in the price of Finisar Common Stock (provided that the underlying causes of any such decline may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect or Material Adverse Change).
               (W) “Occupational Safety and Health Law” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651-678, and all state or local statutes, ordinances and regulations enacted or adopted to provide similar protection for workers at any Facilities, as amended as of the Closing Date (as defined hereinafter).
               (X) “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court or other Governmental Body or by any arbitrator.
               (Y) “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.
               (Z) “Organizational Documents” means (i) articles or certificate of incorporation and the bylaws of a corporation; (ii) partnership agreement and any statement of partnership of a general partnership; (iii) limited partnership agreement and certificate of limited partnership of a limited partnership; (iv) certificate of formation and operating agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation or formation of a Person; and (vi) any amendment to any of the foregoing.
               (AA) “Permitted Encumbrances” means (i) Encumbrances (other than Encumbrances imposed under ERISA or any Environmental Law, or in connection with any claim thereunder) for current taxes, ad valorem taxes or other similar assessments or charges of Governmental Bodies that are not yet due and delinquent, (ii) statutory Encumbrances of landlords, carriers, warehousemen, mechanics, materialmen and other Encumbrances (other than

Encumbrances imposed under ERISA or any Environmental Law or in connection with any claim thereunder) imposed by law and created in the Ordinary Course of Business for amounts not yet overdue and delinquent, (iii) zoning or planning restrictions, easements, permits, rights-of-way, covenants and restrictions which are customary and typical for properties similar to AZNA’s properties and which do not (x) interfere materially with the ordinary conduct of any property or the business of AZNA or (y) detract materially from the value or usefulness of AZNA’s properties to which they apply; (iv) Encumbrances (other than any Encumbrance imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (v) any interest or title of a lessor or sublessor under any Real Property Lease, and (vi) with respect to any LLC Interests, any right of AZNA to repurchase any LLC Interests pursuant to the provisions of AZNA’s Organizational Documents or any agreement between AZNA and the holders of any such LLC Interests, none of which such rights shall be exercised by AZNA during the period from the date of this Agreement to the Closing.
               (BB) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.
               (CC) “Proceeding” means any action, arbitration, known investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.
               (DD) “Release” means any spill, emission, discharge, deposition, escape, leaching, dumping, or other release into the Environment, whether intentional or unintentional.
               (EE) “Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
               (FF) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
               (GG) “Tax” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and other taxes, including, but not limited to, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
               (HH) “Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
               (II) “Threatened” means a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any event has occurred or any other circumstances exist, that would lead a prudent Person to conclude such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in future.
ARTICLE II.
The Purchase and Sale of LLC Interests
     2.1 Purchase and Sale of LLC Interests. At the Closing (as defined below), on and subject to the terms and conditions of this Agreement, Finisar agrees to purchase from Sellers, and Sellers agree to sell to Finisar, the LLC Interests for a total aggregate purchase price, subject to adjustment as set forth in Sections 2.3 and 5.2 below, of up to Twenty-one Million Five Hundred Thousand Dollars ($21,500,000) (the “Purchase Price”), payable by Finisar to Sellers as follows:
          (A) a convertible promissory note payable to Founder, in the form attached hereto as Exhibit A-1, in the original principal amount of Fifteen Million Six Hundred Thirty-eight Thousand Three Hundred Twenty-one Dollars ($15,638,321) (the “Initial Consideration Note”);
          (B) a convertible promissory note payable to Founder, in the form attached hereto as Exhibit A-2, in the original principal amount of One Million Three Hundred Fifty-seven Thousand Dollars ($1,357,000) (the “Escrow Note”, and together with the Initial Consideration Note, the “Convertible Notes”);
          (C) Two Million Seven Hundred Three Thousand Eight Hundred Thirty-four Dollars ($2,703,834) in immediately available funds payable to the Common Unitholders and Common Optionholders in accordance with the Allocation Agreement (the “Allocation Agreement”) attached hereto as Exhibit B (the “Cash at Closing”), of which One Million Four Hundred Seventy-four Thousand Six Hundred Eighty-six Dollars ($1,474,686) shall be deposited into escrow pursuant to Section 2.2 below (the “Escrow Cash”); and
          (D) up to One Million Eight Hundred Thousand Eight Hundred Forty-five Dollars ($1,800,845) in cash, payable to certain Common Unitholders and Common Optionholders as set forth on Exhibit B and subject to the terms and conditions of Exhibit C attached hereto (the “Restricted Cash”).
          Each Seller acknowledges and agrees that, effective immediately upon the Closing, all Options owned or held by such Seller shall be automatically cancelled and extinguished and have no further force or effect and shall be converted into only the right to receive as consideration therefor that portion of the Purchase Price as set forth on Exhibit B. Each Seller agrees to execute and deliver to Finisar such documents and certificates and to take such other and further actions as may be reasonably requested by Finisar to evidence the cancellation of such Seller’s Options.
     2.2 Escrow. At the Closing, or soon thereafter as reasonably practicable, Finisar will cause to be deposited into escrow (the “Escrow”) the Escrow Note and the Escrow Cash

(together, the “Escrow Fund”). The Escrow Note and Escrow Cash shall be held by Comerica Bank or such other financial institution as Finisar and the Founder shall mutually determine (the “Escrow Agent”) in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of Exhibit D hereto entered into by and among Finisar, Founder, Sellers’ Representative and Escrow Agent (the “Escrow Agreement”). The Escrow Note shall be deemed to have been contributed by the Founder and the Escrow Cash to have been contributed by the Common Unitholders and Common Optionholders. The Escrow Fund shall be subject to claims of indemnification under Article IX and the procedures specified in the Escrow Agreement.
     2.3 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:
          (A) The Cash at Closing shall be reduced, on a dollar-for-dollar basis, by the sum of (i) any amount in excess of One Million Five Hundred Thousand Dollars ($1,500,000) borrowed by AZNA on its line of credit with Bank of America, N.A. as of the Closing and (ii) any other obligation of AZNA for borrowed money or guaranty by AZNA of any obligation of another person for borrowed money or otherwise, each as of the Closing.
          (B) The Initial Consideration Note and the Cash at Closing shall be reduced, in the aggregate and on a proportionate basis, on a dollar-for-dollar basis by an amount equal to one-half (1/2) of the amount paid by Finisar pursuant to Section 5.2
          (C) Sellers acknowledge and agree that AZNA is a party to certain government contracts, identified on Exhibit E attached hereto (the “Government Contracts”), which may only be performed by AZNA following the Closing upon the consent and approval of each applicable United States governmental agency. In the event each applicable United States governmental agency delivers to AZNA, on before the Survival Period End Date (as defined below in Section 9.5), final written notice of its consent and approval to the performance by AZNA of all of the Government Contracts following the Closing, with no material modification to any rights, duties or obligations of the parties thereunder and no material delay in payment or performance by the applicable United States governmental agency under any of the Government Contracts as a consequence of the acquisition of AZNA by Finisar, then Two Hundred Fifty Thousand Five Hundred Three Dollars ($250,503) of the Escrow Cash currently held in Escrow shall, subject to Article IX of this Agreement, be released and distributed, within three (3) business days thereafter, to the Common Unitholders and Common Optionholders on a pro-rata basis in accordance with the portion of Cash at Closing each is to receive as set forth on Exhibit B, and Finisar, the Founder and Sellers’ Representative agree to jointly instruct the Escrow Agent to effect such release. In the event any applicable United States governmental agency or agencies delivers final written notice to AZNA at any time prior to the Survival Period End Date that it does not consent to or approve the performance by AZNA of any one or more of the Government Contracts following the Closing as a consequence of the acquisition of AZNA by Finisar, or otherwise consents to or approves the performance by AZNA of any one or more of the Government Contracts subject to terms or conditions (including but not limited to material modification to any rights, duties or obligations of the parties thereunder) which are unacceptable to Finisar in its sole discretion, then Finisar shall be entitled to recovery against the Escrow Cash and Escrow Note, on a dollar-for-dollar basis and without any setoff or reduction, for the entire aggregate amount which would have been paid to AZNA by the governmental agency pursuant to such Government Contracts on and after the Closing Date had the governmental agency given its consent and approval and AZNA had fully performed such Government Contracts in their entirety. In the event there is any material delay in payment or performance by any applicable United States governmental agency under any of the Government Contracts as a consequence of the acquisition of AZNA by Finisar, then Finisar shall be entitled to recovery against the Escrow Cash and Escrow Note, on a dollar-for-dollar basis and without any setoff or reduction, for the aggregate amount of damages incurred by AZNA arising or resulting from such material delay in payment or performance. Any claim by Finisar for damages under this Section 2.3(C) shall be made first against the amount of Escrow Cash held in the Escrow Fund, up to full amount thereof, and if the Escrow Cash is insufficient to satisfy the full amount of damages, Finisar may make recourse against the Escrow Note, up to the full amount thereof, for the remainder of the damages.
     2.4 Closing. The closing of the purchase and sale of the LLC Interests (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Section 6.1, contemplated to be no later than March 26, 2007 (the “Closing Date”), at the offices of Wyatt, Tarrant & Combs, LLP, 2800 PNC Plaza, 500 West Jefferson Street, Louisville, Kentucky 40202 at 10:00 a.m. local time, unless another date or place is agreed to in writing by the parties hereto.
ARTICLE III.
Representations and Warranties
     3.1 Representations and Warranties of AZNA with respect to AZNA. Except as set forth in the AZNA Disclosure Letter, AZNA hereby represents and warrants to Finisar with respect to AZNA as follows:
          (A) Incorporation and Corporate Power. AZNA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now conducted. The copies of the Organizational Documents for AZNA attached hereto as Part 3.1(A) of the AZNA Disclosure Letter reflect all amendments made thereto and are correct and complete. AZNA is not in violation of any of the provisions of its Organizational Documents. AZNA is qualified to do business as a foreign limited liability company in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on AZNA.
          (B) No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers, and the consummation by AZNA and the Sellers of the transactions contemplated hereby and thereby, do not (i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration of, the provisions of in each case, in any material respect, any indenture, mortgage, lease, loan agreement or other Contract, any license, or any Governmental Authorization by which AZNA is bound or affected, or create any Encumbrance upon any of the LLC Interests or any assets of AZNA, (ii) conflict with or result in any breach of any of the provisions of the Organizational Documents or duly adopted member or director resolution of AZNA, or (iii) conflict with or result in the violation of, in any material respect, any Legal Requirement to which AZNA, or any of the property held by AZNA, is subject, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder.
          (C) Governmental Authorizations; Consents. Except as listed in the AZNA Disclosure Letter, no filing or registration with, or notification to, or other Governmental Authorization or Consent from any Governmental Body or any other Person is required to be obtained, made or given by AZNA in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the Transactions contemplated hereby or thereby.
          (D) Subsidiaries. AZNA does not, directly or indirectly, (i) own of record, beneficially or otherwise, directly or indirectly, any shares of capital stock or securities convertible into shares of capital stock of another corporation or any ownership or participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise, or (ii) control any other entity.
          (E) Equity Capital.
               (i) As of the date of this Agreement, Twenty-four Million Five Hundred Ninety-six Thousand Seventy-two (24,596,072) Preferred Units of AZNA, Six Million Two Hundred Thousand (6,200,000) Voting Common Units of AZNA and Five Million Six Hundred Ten Thousand Eighty-two (5,610,082) Non-Voting Common Units of AZNA are issued and outstanding and collectively constitute the Units. Exhibit B lists the names of all owners, beneficially and of record, of the Units.
               (ii) All of the issued and outstanding Units of AZNA (a) are duly authorized, validly issued, fully paid and nonassessable, (b) were offered, sold, issued and delivered in compliance with applicable federal and state securities laws and (c) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Organizational Documents of AZNA or any agreement to which AZNA is a party or by which AZNA is bound.
               (iii) There are currently issued and outstanding Options to acquire Three Million Nine Hundred Ninety Thousand (3,990,000) Non-Voting Common Units, all of which Options have been duly and validly granted pursuant to AZNA’s 2003 Employee, Director and Consultant Equity Plan (the “Equity Compensation Plan”). There are currently issued and outstanding Five Million Five Hundred Ten Thousand Eighty-two (5,510,082) Restricted Units, all of which have been duly and validly issued and, except as set forth in Part 3.1(E) of the AZNA Disclosure Letter, were issued pursuant to the Equity Compensation Plan. Exhibit B lists the names of all holders of Options and Restricted Units and the number of Units issuable pursuant to each Option.
               (iv) Except as set forth in Exhibit B, AZNA has no other Units or other equity interests or securities containing any equity features authorized, issued or outstanding, and there are no:
                    (a) agreements or other rights or arrangements existing which provide for the sale or issuance of any Units or other equity interests or securities of AZNA; or
                    (b) rights, subscriptions, warrants, options, conversion rights, agreements or arrangements of any kind outstanding to purchase, exchange, transfer, sell, register or otherwise acquire from AZNA any Units or other equity interests or securities of AZNA; or
                    (c) agreements or other obligations (contingent or otherwise) which may require AZNA to repurchase, redeem or otherwise acquire any Units or other equity interests or securities of AZNA; or
                    (d) agreements or other obligations (contingent or otherwise) that may prohibit or restrict AZNA’s ability to do any of the foregoing.
               (v) Except with respect to the Options, no Units or other equity interests or securities of AZNA are reserved for any purpose.
               (vi) AZNA has not registered any Units or other equity interests or securities of AZNA under the Securities Act or Exchange Act or registered itself under the Exchange Act.
          (F) Financial Statements; Books and Records.
               (i) AZNA has delivered to Finisar true and complete copies of (a) the unaudited consolidated balance sheet, as of December 31, 2006, of AZNA (the “Latest Balance Sheet”) and the unaudited consolidated statement of income and cash flows of AZNA for the 12-month period then ended (such statement of income and cash flows and the Latest Balance Sheet being hereinafter referred to as the “Latest Financial Statements” and (b) the unaudited consolidated balance sheets, as of December 31, 2005, 2004 and 2003, of AZNA and the un audited consolidated statement of income and cash flows of AZNA for each of the years ended December 31, 2005, 2004 and 2003 (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of AZNA and fairly present in all material respects the financial condition of AZNA as of the dates thereof and results of operations for the periods referred to therein. The Latest Financial Statements and the Annual Financial Statements have been prepared in accordance with GAAP applicable to unaudited financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required for compliance with GAAP) and reflect all adjustments necessary for a fair statement of the financial condition and results of operations for the interim periods presented.

               (ii) All accounts, books and ledgers related to the business of AZNA are properly and accurately kept, are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. None of AZNA’s records, systems, controls, data, or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of AZNA.
               (iii) All accounts receivable of AZNA (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, and except as set forth in Part 3.1(F)(iii), the Accounts Receivable are or will be as of the Closing Date current, and to AZNA’s Knowledge collectible, in the Ordinary Course of Business net of the respective reserves shown on the accounting records of AZNA as of the Closing Date (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The accounts payable of AZNA were incurred in the Ordinary Course of Business.
          (G) Absence of Undisclosed Liabilities. Except as and to the extent reflected or specifically reserved against on the Latest Balance Sheet, and except liabilities which have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business that are not material to AZNA, taken as a whole (and none of which is a liability for a breach of contract, breach of warranty, violation of Legal Requirement, tort, infringement, claim or lawsuit) or, as set forth by category in Part 3.1(G) of the AZNA Disclosure Letter, AZNA does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, or in connection with the execution and delivery of this Agreement or the Transactions.
          (H) No Material Adverse Effect. Since the date of the Latest Balance Sheet, (i) AZNA has conducted its business in the Ordinary Course of Business and (ii) there has been no fact, event, or circumstance, including, without limitation, those affecting the business, customer, employee or supplier relations of AZNA, which, individually or in the aggregate, would have a Material Adverse Effect.
          (I) Absence of Certain Developments. Since date of the Latest Balance Sheet, except as expressly contemplated by this Agreement and except as disclosed in the AZNA Disclosure Letter, AZNA has not:
               (i) borrowed any amount or incurred or become subject to any liability in excess of $10,000, except (a) current liabilities incurred in the Ordinary Course of Business, (b) liabilities incurred in connection with this Agreement and the Transactions that are identified by category in Part 3.1(I) of the AZNA Disclosure Letter, and (c) liabilities under Contracts entered into in the Ordinary Course of Business;
               (ii) subjected any of its assets with a fair market value in excess of $10,000 to any Encumbrance, except for Permitted Encumbrances;
               (iii) discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $10,000, other than current liabilities paid in the Ordinary Course of Business;
               (iv) sold, assigned or transferred (including, without limitation, transfers to any employee, Affiliate or Unitholder or Optionholder of AZNA) any tangible assets with a fair market value in excess of $10,000, or canceled any debts or claims, in each case, except in the Ordinary Course of Business;
               (v) sold, assigned, pledged or transferred (including, without limitation, transfers to any employee, Affiliate or Unitholder or Optionholder of AZNA) any Intellectual Property;
               (vi) waived any rights of material value or suffered any material losses or material adverse changes in collection loss experience, whether or not in the Ordinary Course of Business;
               (vii) declared or paid any distributions with respect to any Units or other equity interests or securities, or redeemed or purchased, directly or indirectly, any Units or other equity interests or securities of AZNA;
               (viii) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;
               (ix) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;
               (x) made or granted any bonus or any wage, salary or compensation increase to any director, executive officer, consultant or, except in the Ordinary Course of Business, employee or information technology consultant, or made or granted any increase in any employee benefit plan or other arrangement (including, but not limited to, the granting of employee options, restricted Units, or contingent Unit awards), or except as may be required by applicable Legal Requirements, amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;
               (xi) made any single capital expenditure or commitment in excess of $10,000;

               (xii) made any loans for borrowed money or advances to, or guarantees for the benefit of, any officer, director, unitholder or Affiliate of AZNA (except for ordinary travel and business expense payments) or other Person;
               (xiii) made any change in any tax or financial accounting methods, principles, practices or elections from those utilized in the preparation of the latest Tax Returns or Annual Financial Statements except as required by GAAP or the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the relevant Person; or
               (xiv) entered into any commitment (written or oral, contingent or otherwise) to do any of the foregoing.
          (J) Title to Properties.
               (i) Since its inception, AZNA has not owned any real property. Part 3.1(J)(i) of the AZNA Disclosure Letter lists and describes all of the real property leases (the “Leases”), currently used or occupied by AZNA (collectively the “Leased Real Property”). The Leased Real Property has access, sufficient for the conduct of the business of AZNA as now conducted to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location.
               (ii) The Leases are in full force and effect, and AZNA holds a valid and existing leasehold interest under each of the Leases. AZNA has delivered to Finisar complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that the copies delivered to Finisar disclose such modifications. AZNA is not in default in any material respect, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default in any material respect by AZNA under any of the Leases; nor, to the Knowledge of AZNA, is any other party to any of the Leases in default.
               (iii) All of the leasehold improvements, computers, equipment and other tangible assets necessary for the conduct of the business of AZNA as now conducted by AZNA are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. There are no defects in such assets or other conditions relating thereto which materially and adversely affect the operation or value of such assets. AZNA owns, or leases under valid leases, all buildings, leasehold improvements, computers, equipment and other tangible assets necessary for the conduct of its business as now conducted by AZNA.
               (iv) Except for Leased Property, and except for lease agreements for personal property which are listed in Part 3.1(L)(i)(f) of the AZNA Disclosure Letter, AZNA owns good and marketable title to each of the properties and assets used by AZNA, located on the premises of AZNA, or reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances.

          (K) Indemnification Obligations. Except for Contracts (including Leases) entered into in the Ordinary Course of Business with customers and vendors of AZNA, copies of which have been delivered to Finisar, AZNA is not a party to any Contract pursuant to which AZNA may have any indemnification obligations. There is no event, circumstance or other basis that could give rise to any indemnification obligation of AZNA’s officers and directors under its Organizational Documents or any Contract between AZNA and any of its officers or directors.
          (L) Contracts and Commitments.
               (i) Part 3.1(L)(i) of the AZNA Disclosure Letter lists the following Contracts, whether oral or written, to which AZNA is a party, which are currently in effect:
                    (a) any joint venture or partnership agreement;
                    (b) except for agreements with customers in the Ordinary Course of Business, any confidentiality agreement;
                    (c) any Contract relating to the voting of the Units or the election of directors of AZNA;
                    (d) any agreement or indenture relating to the borrowing of money or placing an Encumbrance on any of the assets of AZNA;
                    (e) any guaranty of any obligation for borrowed money or otherwise;
                    (f) any lease agreement under which it is lessor or lessee of any property, real or personal, except leases for personal property involving less than $10,000 individually and $25,000 in the aggregate;
                    (g) any Contract (including, but not limited to, purchase orders);
                    (h) any Contract or group of related Contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000 over the remaining term of the Contract;
                    (i) any Contract or group of related Contracts with the same party not otherwise disclosed in Part 3.1(L)(i) of the AZNA Disclosure Letter (other than any Contract or group of related Contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalty and involving more $10,000 over the remaining term of the Contract;
                    (j) any Contract which prohibits AZNA or any other Affiliate from freely engaging in any business, or which prohibits AZNA or any Affiliate from soliciting customers or any other business, anywhere in the world;

                    (k) any Contract for the manufacture, supply and/or distribution of the products or services of AZNA (including any distributor, sales and original equipment manufacturer contract);
                    (l) any franchise agreement, marketing agreement, or royalty agreement;
                    (m) any Contract or commitment for capital expenditures in excess of $25,000;
                    (n) any agreement for the sale of any capital asset;
                    (o) any agreement not otherwise disclosed in Part 3.1(L)(i) of the AZNA Disclosure Letter involving material non-contingent payment obligations by AZNA;
                    (p) any Contract under which the rights of AZNA may be adversely affected as a result of the change in control of AZNA contemplated by this Agreement;
                    (q) any power of attorney granted by AZNA to any Governmental Body or other Person;
                    (r) any agreement which provides a rate guaranty extending more than one year after the date hereof;
                    (s) any Contract which gives any Person any right to any intellectual property or other proprietary right of AZNA; and
                    (t) any agreement not otherwise disclosed in Part 3.1(L)(i) of the AZNA Disclosure Letter which is either material to the business of AZNA, taken as a whole, or was not entered into in the Ordinary Course of Business.
               (ii) AZNA has performed in all material respects all obligations required to be performed by it in connection with the Contracts required to be disclosed in the AZNA Disclosure Letter (whether or not under the caption referencing this Section 3.1(L)) and are not in default in any material respect under any such Contract . AZNA has no present expectation or intention of not fully performing any material obligation pursuant to any such Contract or commitment required to be disclosed in the AZNA Disclosure Letter. To the Knowledge of AZNA, there is no current breach or anticipated breach by any other party to any such Contract.
               (iii) Prior to the date of this Agreement, Finisar has been supplied with a true and correct copy of each written Contract, and a written description of each oral Contract, referred to in the AZNA Disclosure Letter (whether or not under the caption referencing this Section 3.1 (L)), together with all amendments, waivers or other changes thereto.

          (M) Intellectual Property Rights.
               (i) The term “Intellectual Property” means all intellectual property owned or licensed (as licensor or licensee) by AZNA (whether domestic or foreign), including without limitation:
                    (a) all registered and unregistered trademarks, service marks and applications for the foregoing, domestic and foreign, as well as any assumed fictional business names or trade names (collectively, “Marks”);
                    (b) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
                    (c) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);
                    (d) all know-how and confidential or proprietary information that is used in or held by AZNA for use in its business as it is currently conducted or as proposed to be conducted by it and that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts to maintain its secrecy, including without limitation, retail and wholesale customer lists, vendor lists, technical information, data, process technology, production techniques and processes, plans, compilations, merchandizing information, cost and pricing information, business systems, formulas, drawings, models and blue prints, as well as information regarding future business opportunities (collectively, “Trade Secrets”); and
                    (e) all rights in internet web sites and internet domain names previously or presently used by AZNA (collectively, “Net Names”).
                    (f) as used in this Section 3.1, the phrase “as proposed to be conducted” when referring to the business of AZNA refers to its development, manufacture, sale and distribution of the products or potential products of AZNA.
               (ii) Part 3.1(M)(ii) of the AZNA Disclosure Letter contains a complete and accurate list of all Marks, Patents, Copyrights, Net Names, and, to the extent possible, Trade Secrets, as well as a summary description, including any royalties paid or received by AZNA. AZNA has delivered to Finisar accurate and complete copies of all Contracts relating to the Intellectual Property, except for any license implied by the sale of a product and perpetual, paid up licenses for commonly available software programs with a value of less than $1,000 under which AZNA is the licensee. There are no outstanding and, to AZNA’s Knowledge, no Threatened disputes or disagreements with respect to any such Contract.
               (iii) The Intellectual Property includes all the intellectual property necessary for the operation of business of AZNA as it is currently conducted or as proposed to be conducted. AZNA is the owner of all right, title and interest in and to the Intellectual Property, free and clear of any and all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property.
               (iv) (a) All of the Intellectual Property (a) is currently in compliance in all material respects with all Legal Requirements, (b) is valid and enforceable, (c) does not infringe upon any intellectual property, proprietary or other right of any other Person, and (d) is not currently being infringed upon by any other Person. None of the products manufactured or sold or proposed to be manufactured and sold (including but not limited the of products of AZNA currently under development), nor any process or know-how used, by AZNA infringes, or is alleged to infringe, or will upon completion of development, infringe or be alleged to infringe, upon any intellectual property or other proprietary right of any other Person. None of the Intellectual Property has been challenged or Threatened in any way.
               (v) AZNA has taken reasonable safety measures and precautions in accordance with normal industry standards to protect the secrecy, confidentiality, ownership in, rights to or value of any Trade Secrets.
               (vi) AZNA has not obtained any product clearance or similar opinions with respect to any of the Intellectual Property.
          (N) Compliance With Legal Requirements; Governmental Authorizations.
               (i) Except as set forth in Part 3.1(N)(i) of the AZNA Disclosure Letter:
                    (a) AZNA is in compliance in all material respects with each Legal Requirement applicable to it or to the conduct of its business or the ownership or use of any of its assets; and
                    (b) AZNA has not received any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement in any material respect, which is outstanding or unresolved as of the date hereof.
               (ii) Part 3.1(N)(ii) of the AZNA Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by AZNA . Each Governmental Authorization listed in Part 3.1(N)(ii) of the AZNA Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.1(N)(ii) of the AZNA Disclosure Letter:
                    (a) AZNA is in compliance in all respects with all of the terms and requirements of each Governmental Authorization held by it;
                    (b) AZNA has not received, at any time, any written notice from any Governmental Body regarding (A) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization, which is outstanding or unresolved as of the date hereof; and

                    (c) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Part 3.1(N)(ii) of the AZNA Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
               (iii) AZNA has all of the Governmental Authorizations necessary to permit it to lawfully conduct and operate its business in the manner it currently conducts and operate such business and to permit it to own and use its assets in the manner in which it currently owns and uses such assets.
               (iv) Neither AZNA nor any director, executive officer, agent or employee of AZNA, has directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of AZNA.
          (O) Legal Proceedings; Orders.
               (i) Except as set forth in Part 3.1(O)(i) of the AZNA Disclosure Letter, as of the date hereof there is no pending Proceeding:
                    (a) that has been commenced by or against AZNA or any of the assets of AZNA (including but not limited to any workers’ compensation claims); or
                    (b) that challenges, or seeks to prevent any of the Transactions.
          To the Knowledge of AZNA, no such Proceeding has been Threatened. AZNA has delivered or made available to Finisar copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.1(O)(i) of the AZNA Disclosure Letter.
               (ii) Except as set forth in Part 3.1(O)(ii) of the AZNA Disclosure Letter:
                    (a) there is no Order to which AZNA or any of its assets is subject; and
                    (b) to the Knowledge of AZNA, no executive officer, director, agent, or employee of AZNA is subject to any Order that prohibits such executive officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of AZNA.
          (P) Employees.

               (i) Part 3.1(P)(i) of the AZNA Disclosure Letter sets forth a true, correct and complete listing of all AZNA employees, as well as independent contractors and leased employees, as of the date hereof, including their respective name, job title or function, and location, as well as a true, correct and complete listing of the current salary or wage, incentive pay and bonuses, accrued vacation, and the current status (as to leave or disability pay status, leave eligibility status, full time or part time, exempt or nonexempt, temporary or permanent status) of such employees. Other than as fully reflected or specifically reserved against in accordance with GAAP in the Annual Financial Statements or Latest Financial Statements, AZNA has not paid or promised to pay any bonuses to such employees. All current and former exempt and non-exempt employees, independent contractors and leased employees have been properly classified as such by AZNA. AZNA has delivered or made available to Finisar a true and complete copy of the employee handbook, if any, applicable to the employees of AZNA.
               (ii) To the Knowledge of AZNA, no executive officer or other employee of AZNA other than Founder has any plans to terminate his or her employment.
               (iii) AZNA has complied in all material respects with all Legal Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, collective bargaining and the payment of social security and other taxes.
               (iv) AZNA has no charges pending or, to the Knowledge of AZNA, Threatened or reasonably expected to arise against AZNA with the Equal Employment Opportunity Commission, Department of Labor, or any other comparable state or local agency. AZNA’s labor relations are satisfactory.
               (v) AZNA is not a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by AZNA.
               (vi) There are no strikes, concerted slowdowns, concerted work stoppages, lockouts or, to the Knowledge of AZNA, any threats thereof, by or with respect to any employees of AZNA.
               (vii) To the Knowledge of AZNA, no employee of AZNA is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of AZNA.
               (viii) No employee or former employee or contractor or former contractor of AZNA has Threatened any claim with respect to any Intellectual Property of AZNA. Each employee, independent contractor and consultant of AZNA has executed a confidentiality, proprietary information and/or inventions agreement in the form included in Part 3.1(P)(vii) of the AZNA Disclosure Letter.
          (Q) Employee Benefit Plans.

               (i) The term “Plan” means every plan, fund, Contract, program and arrangement (formal or informal, whether written or not) which is sponsored, maintained or contributed to by AZNA for the benefit of present or former employees of AZNA (the “Employees”) including, without limitation, those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits or (iv) salary continuation, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “ERISA Affiliates” means, with respect to AZNA, any other person, that, together with AZNA, would be treated as a single employer under IRC §414.
               (ii) Part 3.1(R)(ii) of the AZNA Disclosure Letter sets forth each Plan by name.
               (iii) Neither AZNA nor any ERISA Affiliate has within the last six years, maintained, sponsored, or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or IRC Section 412 or is a multiemployer plan within the meaning of Section 3(37) of ERISA.
               (iv) No employer other than AZNA is permitted to participate or participates in the Plans. No leased employees (as defined in Section 414(n) of the IRC) or independent contractors are eligible for, or participate in, any Plan.
               (v) AZNA does not provides health or life insurance benefits for any retired or former employee and is not obligated to provide health or life insurance benefits to any active employee, following such employee’s retirement or other termination of service except as otherwise required by IRC Section 4980B or comparable state statute which provides for continuing health care coverage.
               (vi) With respect to all Plans, to the extent that the following documents exist, AZNA has furnished or made available to Finisar true and complete copies of: (a) the most recent determination letter, if any, received by AZNA from the IRS, (b) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor and the IRS), (c) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, and (d) Plan documents, summary plan descriptions, trust agreements, insurance contracts, and service agreements.
               (vii) Each Plan has at all times been operated in compliance in all material respects with ERISA, the IRC, any other applicable Legal Requirements (including all reporting and disclosure requirements thereunder) and the terms of the Plan. With respect to each Plan that is intended to be qualified under Section 401(a) and/or 4975(e)(7) of the IRC, each such Plan has been determined by the IRS to be so qualified in form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the IRC in form. No reason exists which would cause such qualified status to be revoked. Neither AZNA nor, to the Knowledge of AZNA, any other Person, has engaged in a non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the IRC with respect to any Plan.
               (viii) All contributions, premiums, fees or charges due and owing to or in respect of any Plan for periods on or before the date hereof have been paid in full by AZNA.
               (ix) AZNA has not made or committed to make any material increase in contributions or benefits under any Plan which would become effective either on or after the Closing Date.
               (x) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Plan is pending or, to the Knowledge of AZNA, is Threatened. No Plan is or has been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity.
               (xi) Except as disclosed on Part 3.1(Q)(xi) of the AZNA Disclosure Letter, the events contemplated in this Agreement will not trigger, or entitle any current or former employee of AZNA to, severance, termination of employment, change in control payments or accelerated vesting under any Plan, other than the vesting of benefits under any tax-qualified retirement Plan terminated pursuant to Section 5.5, and will not result in any Tax or other liability payable by any Plan or, with respect to any Plan, by AZNA (other than routine claims for benefits).
               (xii) AZNA can terminate each Plan, with proper notice, without further liability to AZNA (other than administrative expenses associated with terminating).
               (xiii) AZNA has no liability with respect to a failure to comply with the requirements of Part 6 of Title I of ERISA or IRC §4980B applicable to any group health plan.
               (xiv) AZNA has no liability with respect to (a) any employee benefit plan, policy or arrangement previously maintained or contributed to by AZNA or any ERISA Affiliate but terminated prior to Closing, or (b) any employee benefit plan, policy or arrangement which does not cover current or former employees, directors or agents of AZNA which is maintained or contributed to by an ERISA Affiliate of AZNA.
               (xv) AZNA has no liability with respect to a failure to comply with the requirements of Part 7 of Title I of ERISA, IRC §9801 et. seq. or IRC §4980D applicable to any group health plan maintained by or contributed to by AZNA or any ERISA Affiliate.
               (xvi) Except as disclosed on Part 3.1(Q)(xvi) of the AZNA Disclosure Letter, none of the Plans are subject to IRC §409A. With respect to each Plan which is (or but for an exemption could be) subject to IRC §409A (a) such Plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under IRC §409A,

(b) the transactions contemplated by this Agreement will not result in such adverse tax consequences, and (c) Part 3.1(Q)(xvi) of the AZNA Disclosure Letter contains a description of the approach taken to date with respect to each such Plan to comply with (or be exempt from) IRC §409A, including, as applicable, a description of any transition relief utilized in connection with such Plan.
          (R) Insurance. Part 3.1(R) of the AZNA Disclosure Letter lists and briefly describes each insurance policy maintained by AZNA for professional liability, errors and omissions, directors and officers liability, property, general liability, automobile liability, workers’ compensation, key man life insurance, fidelity, fiduciary and other customary matters (collectively, the “Insurance Policies”), correct and complete copies of which have been delivered to Finisar. All of the Insurance Policies are in full force and effect. AZNA (i) is not in default with respect to its obligations under any of the Insurance Policies, and (ii) has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.
          (S) Affiliate Transactions. Other than pursuant to this Agreement, no executive officer, director, or Affiliate of AZNA or, to the Knowledge of AZNA, any employee of AZNA, or any member of the immediate family of any such executive officer, director, Affiliate or, to the Knowledge of AZNA, employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) (collectively “Insiders”), has any Contract with AZNA (other than any employment arrangements with customary terms) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of AZNA. To the Knowledge of AZNA, none of the Insiders has, or holds a right to acquire, any direct or indirect equity interest in excess of 5% in any competitor, supplier or customer of AZNA or in any Person from whom or to whom AZNA leases any property, or in any other Person with whom AZNA transacts business of any nature. For purposes of this Section 3.1(S), the members of the immediate family of an executive officer, director, or Affiliate shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such executive officer, director, employee or Affiliate.
          (T) Customers and Suppliers. Part 3.1(T) of the AZNA Disclosure Letter lists the ten (10) largest customers and ten (10) largest suppliers of AZNA for the 12-month period ended December 31, 2006, and sets forth opposite the name of such customer or supplier the approximate percentage and dollar amount of net sales or purchases by AZNA attributable to such customer or supplier for such period. Except as disclosed on Part 3.1(T) of the AZNA Disclosure Letter, and except for changes in the Ordinary Course of Business, no customer or supplier listed on Part 3.1(T) has indicated that it will stop or decrease the rate of business done with AZNA. AZNA makes no guarantee that the actual financial performance of AZNA for calendar year 2007 and thereafter will meet or exceed the financial projections for such periods that have been delivered by AZNA to Finisar. No sole source supplier of any product or component utilized in any current products (or in products currently being developed) of AZNA has given AZNA any end-of-life or other notice that such supplier is discontinuing such product or component or will cease to provide it to AZNA.

          (U) Officers and Directors; Bank Accounts. Part 3.1(U) of the AZNA Disclosure Letter lists all executive officers and directors of AZNA and sets forth a full and complete list of all bank accounts and safe deposit boxes of AZNA, the number of each such account or box, and the names of the persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
          (V) Inventory. All inventory of AZNA consist of a quality and quantity usable and currently salable in the Ordinary Course of Business.
          (W) Environmental Matters. Except as set forth in Part 3.1(W) of the AZNA Disclosure Letter:
               (i) AZNA is in compliance in all material respects with Environmental Law. AZNA has not received any communication from (i) any Governmental Body, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging an actual or potential violation of any Environmental Law or a claim for Environmental Health and Safety Liabilities.
               (ii) There are no pending or, to the Knowledge of AZNA, Threatened claims or Encumbrances resulting from or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed,) in which any AZNA has or had an interest.
               (iii) There has been no Release or Threatened Release of a Hazardous Substance at or from the Facilities, nor are Hazardous Materials present on or in the Environment at the Facilities, in amounts or locations in violation of applicable Environmental Law or that could create Environmental Health and Safety Liabilities, nor has AZNA permitted or conducted its operations at any Facilities or any other properties except in compliance in all material respects with applicable Environmental Laws.
               (iv) AZNA has delivered to Finisar true and complete copies and results of any reports, studies, analysis, tests, or monitoring currently in the possession of AZNA concerning compliance by any of them, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.
               (v) AZNA has all Governmental Authorizations necessary to permit it to lawfully conduct and operate its business in the manner it currently conducts and operates such businesses and to permit it to own and use its assets in the manner in which it currently owns and uses such assets, except for such failure which would not have a Material Adverse Effect on AZNA.
               (vi) All products held for sale by AZNA comply, and all products sold in the past have complied to the extent applicable, with Directive 2002/95/EC of the European Parliament and of the Council on the Restriction of the Use of Certain Hazardous Substances (“ROHS Directive”), as amended, all European Member State laws enacted to implement the ROHS Directive, and China Ministry of Information Industry Order #39, Management Methods

for Controlling Pollution by Electronic Products. No products sold by AZNA at any time contained asbestos.
               (vii) To the Knowledge of AZNA, Persons that manufacture products for sale by AZNA (“Contract Manufacturers”) are in compliance in all material respects with Environmental Laws and AZNA has no Knowledge of facts or circumstances that would lead a reasonable person to believe that Contract Manufacturers will not be able to continue their manufacturing operations in substantially the same manner for the foreseeable future.
          (X) Brokerage. No broker, finder, investment banker or other third party shall be entitled to receive any brokerage commission, finder’s fees, fees for financial advisory services or similar compensation in connection with the Transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of AZNA or its Representatives.
          (Y) Tax Matters.
                (i) AZNA, and any affiliated, combined or unitary group of which AZNA is or was a member (each a “Tax Affiliate” and, collectively, the “Tax Affiliates”) has: (a) timely filed (or has had timely filed on its behalf), taking into account all applicable extension periods, all returns, declarations, reports, estimates, information returns, and statements relating to Taxes (“Returns”) required to be filed under Legal Requirement and all such Returns are true, correct, and complete in all material respects; (b) timely and properly paid (or has had paid on its behalf) all Taxes; provided that to the extent any Tax reflected on any Return has not been paid, adequate reserves have been provided for in the books and records of such entity; (c) withheld and paid all Taxes required by Legal Requirement to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.
                (ii) There are no Encumbrances for Taxes upon any assets of AZNA, except Encumbrances for Taxes not yet due and payable.
                (iii) No deficiency for any Taxes has been proposed, asserted or assessed against AZNA or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable written consent given by AZNA regarding the application of the statute of limitations with respect to the payment of any Taxes is outstanding, nor is any written request for any such waiver or consent pending. There are no Federal or state Tax audits pending with regard to any Taxes of AZNA, nor has AZNA received written or oral notice from a Governmental Body of future Federal or state Tax audits.
                (iv) Neither AZNA nor any Tax Affiliate is a party to Contract, agreement or understanding that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC, either in connection with the Transactions or otherwise.

                (v) Neither AZNA nor any Tax Affiliate is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.
                (vi) Neither AZNA nor any Tax Affiliate has been part of a consolidated, unitary or affiliated or similar group for Tax purposes with any Person, other than a group the common parent of which was AZNA. Neither AZNA nor any Tax Affiliate has any liability for the Taxes of any Person (other than AZNA and the Tax Affiliates) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) or as a transferee or successor, by Contract or otherwise.
                (vii) No claim has ever been made by an authority in a jurisdiction where any of AZNA or the Tax Affiliates do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (Z) Disclosure. No representation or warranty of AZNA in this Agreement and no statement in the AZNA Disclosure Letter or any certificate required to be delivered by AZNA hereunder omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     3.2 Representations and Warranties of Founder. Founder represents and warrants as to himself to Finisar as follows:
          (A) Ownership of LLC Interests. Founder is the lawful record owner of all the LLC Interests which are set forth opposite his name on Exhibit B hereto, which LLC Interests shall be free and clear of all Encumbrances as of the Closing Date, other than Permitted Encumbrances and those arising under applicable federal, state and local securities laws.
          (B) Execution, Delivery; Valid and Binding Agreements. This Agreement and the other Transaction Documents to which Founder is a party have been duly executed and delivered by Founder, or upon the execution thereof, will be duly executed and delivered by the same, and constitute the valid and binding obligations of Founder, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
          (C) Investment Intent; Residency. Founder is acquiring the Convertible Notes and the shares of Finisar Common Stock issuable upon conversion of such notes pursuant to this Agreement (collectively, the “Securities”) for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Founder is a resident of the Commonwealth of Massachusetts.
          (D) Opportunity to Ask Questions. Founder has had an opportunity to ask questions and receive answers from management of Finisar. Founder has received and had a reasonable time to review this Agreement and the exhibits and schedules hereto, including but not limited to the Finisar Disclosure Letter.

          (E) Private Transaction. Founder acknowledges that the offer and contemplated sale of the Securities in the Transactions have been conducted in a private transaction in which such notes have been offered (and, it is contemplated, will be sold) through direct communication between Finisar and Founder and without use of any form of general advertising.
          (F) Accredited Investor; Sophistication. Founder is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and has such knowledge and expertise concerning financial and business matters to evaluate the merits and risks of an investment in the Securities and the Transactions.
          (G) Restricted Securities. Founder understands that the Securities to be issued in the Transactions have not been registered under the Securities Act, and are being issued in reliance upon the exemption from the registration contained in Section 4(2) of the Securities Act. Founder acknowledges that the Securities to be acquired by Founder pursuant to this Agreement are “restricted securities” and their transferability is restricted under applicable securities laws. Founder agrees not to transfer such Securities except pursuant to an effective registration statement under the Securities Act or an exemption from registration under that act, acknowledges that, Finisar will not be under any obligation to so register such Securities except as set forth herein, and agrees that a legend providing notice of the restrictions on transferability may be placed on the certificates representing such shares, until the restrictions on transferability of the shares under the Securities Act are no longer applicable.
     3.3 Representations and Warranties of the Common Unitholders and Common Optionholders. Each Common Optionholder or Common Unitholder hereby, severally and not jointly, represents and warrants as to itself to Finisar as follows:
          (A) Ownership of LLC Interests. He or she is the lawful record owner of all the LLC Interests which are set forth opposite such Seller’s name in Exhibit B hereto, which LLC Interests shall be free and clear of all Encumbrances as of the Closing Date, other than Permitted Encumbrances and those arising under applicable federal, state and local securities laws.
          (B) Execution, Delivery; Valid and Binding Agreements. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller, or upon the execution thereof, will be duly executed and delivered by the same, and constitute the valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.4 Representations and Warranties of Finisar to Sellers. Finisar represents and warrants to Sellers as follows:
          (A) Incorporation and Corporate Power. Finisar is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as now conducted. Finisar is not in violation of any of the provisions of its Organizational Documents. Finisar is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Finisar.
          (B) Execution, Delivery; Valid and Binding Agreements. Finisar has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is or will become a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Finisar is or will become a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action, and no other proceedings on the part of the Board of Directors of Finisar are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents and obligations thereunder. This Agreement and the other Transaction Documents to which Finisar is a party have been duly executed and delivered by Finisar, or upon the execution thereof, will be duly executed and delivered by the same, and constitute or will constitute the valid and binding obligations of Finisar, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
          (C) No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Finisar is or will become a party and the consummation by Finisar of the Transactions contemplated hereby and thereby, do not (i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration of, the provisions of any material Contract or Governmental Authorization by which Finisar is bound or affected, or any Encumbrance upon any of the capital stock or assets of Finisar, (ii) conflict with or result in any breach of any of the provisions of the Organizational Documents or duly adopted stockholder or director resolution of Finisar, or (iii) conflict with or result in the violation of any Legal Requirement to which Finisar, or any property held by Finisar is subject, or give any Governmental Body or other Person the right to challenge any of the Transactions contemplated hereunder.
     3.5 Representations and Warranties of Finisar to Founder. Finisar represents and warrants to Founder as follows, except as set forth in the Finisar Disclosure Letter:
          (A) Capitalization. The authorized capitalization of Finisar consists of Seven Hundred Fifty Million (750,000,000) shares of $0.001 par value common stock and Five Million (5,000,000) shares of $0.001 par value preferred stock. As of the date hereof, Finisar has issued and outstanding Three Hundred Eight Million Six Hundred Thirty-two Thousand Three Hundred Sixty-six (308,632,366) shares of common stock and no shares of preferred stock. The Finisar Common Stock which will be issuable to the Founder upon conversion of the Convertible Notes in accordance with their terms (a) will be duly authorized, validly issued, and fully paid and non-

assessable, (b) will be offered, sold, issued and delivered in compliance with applicable federal and state securities laws, and (c) will not be subject to, and will not be issued in violation of, any preemptive rights created by statute, the Organizational Documents of Finisar or any agreement to which Finisar is a party or by which Finisar is bound.
          (B) Governmental Authorizations; Consents. Except as provided in Part 3.5(B) of Finisar’s Disclosure Letter and except for the filing of a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) to register the Finisar Common Stock issuable upon conversion of the Convertible Notes and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, no filing or registration with, or notification to, or other Governmental Authorization from any Governmental Body or any other Person is required to be obtained, made or given by Finisar in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents or the Transactions contemplated hereby or thereby.
          (C) SEC Documents. Except as described in the confidential disclosures delivered by Finisar to Founder pursuant to that certain Confidentiality Agreement between Finisar and Founder dated March 19, 2007 (the “Confidentiality Agreement”), Finisar has filed all required reports, schedules, forms, statements and other documents that it has been required to file under the Exchange Act and the Securities Act with the SEC since January 1, 1999 (the “SEC Documents”).
          (D) Litigation. Except as set forth in Part 3.5(D) of Finisar’s Disclosure Letter, there is no Proceeding pending or, to Finisar’s Knowledge, Threatened, that questions the validity of the Transaction Agreements or the right of Finisar to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.
          (E) Disclosure. No representation or warranty of Finisar in this Agreement and no statement in the Finisar Disclosure Letter or any certificate required to be delivered by Finisar hereunder omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          (F) Absence of Certain Developments. Since March 5, 2007 there has been no Material Adverse Effect with respect to Finisar.
          (G) Compliance With Legal Requirements; Governmental Authorizations.
               (i) Except as set forth in Part 3.5(G)(i) of Finisar’s Disclosure Letter:
                    (a) Finisar is in compliance in all respects with each Legal Requirement applicable to it or to the conduct of its business or the ownership or use of any of its assets except to the extent non-compliance would not have a Material Adverse Effect on Finisar; and
                    (b) Finisar has not received any written notice from any

Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement in any material respect, which is outstanding or unresolved as of the date hereof.
               (ii) Finisar has all of the Governmental Authorizations necessary to permit it to lawfully conduct and operate its businesses in the manner it currently conduct and operates such businesses and to permit it to own and use its assets in the manner in which it currently owns and uses such assets, except for such failure which would not have a Material Adverse Effect on Finisar.
ARTICLE IV.
Covenants Relating to Conduct of Business
     4.1 Conduct of Business.
          (A) Ordinary Course. During the period from the date of this Agreement to the Closing, Founder shall cause AZNA to carry on its business in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, without the prior written consent of Finisar, during the period from the date of this Agreement to the Closing, AZNA shall not:
               (i) declare, set aside or make any other distributions in respect of any of its Units or other equity interests, (y) split, combine or reclassify any Units or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Units or other equity interests, or (z) purchase, redeem or otherwise acquire any of its Units or other equity interests or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
               (ii) issue, deliver, sell, pledge or otherwise encumber any of its Units or other equity interests, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Units or other equity interests, voting securities or convertible securities;
               (iii) amend its Organizational Documents;
               (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that are material, individually or in the aggregate, to AZNA, except purchases of inventory in the Ordinary Course of Business;
               (v) (a) grant to any employee, executive officer or director of AZNA any increase in compensation, (b) grant to any employee, executive officer or director of AZNA any increase in severance or termination pay, (c) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, executive officer or director, (d) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Plan, except as otherwise provided for by Section 5.5 of this Agreement, or (e) take any action to accelerate any material rights or benefits, or make any material determinations under any collective bargaining agreement or Plan, except as otherwise required by applicable law or regulation;
               (vi) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of AZNA, except insofar as may have been required by a change in GAAP or other applicable laws or regulations;
               (vii) sell, lease, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any properties or assets of AZNA having a fair market value in excess of $10,000;
               (viii) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of AZNA, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to AZNA;
               (ix) make or agree to make any new capital expenditure or expenditures which, in the aggregate, are in excess of $10,000;
               (x) make any Tax election, amend any Tax Return or settle or compromise any Tax liability or refund;
               (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than those incurred in the Ordinary Course of Business , or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which AZNA is a party;
               (xii) enter into any transaction, agreement, arrangement or understanding with any Affiliate; or
               (xiii) authorize, commit or agree to take any of, the foregoing actions.
          (B) Other Actions. Neither AZNA nor any Seller shall take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of AZNA or Sellers, respectively, set forth in this Agreement becoming untrue.
          (C) Continuation of Insurance. Founder shall cause AZNA to keep in effect until the Closing all insurance policies to which AZNA is a party or that provides coverage to it as of the date hereof.

          (D) Advice of Proceedings. Founder shall promptly advise Finisar orally and in writing if AZNA shall become subject to any Order or Proceeding or become aware of any Threatened claim.
     4.2 No Negotiation or Solicitation. Until such time, if any, as this Agreement is terminated pursuant to Article VII, AZNA and the Sellers shall not, and each will cause their Representatives to not, directly or indirectly, solicit, initiate or encourage any inquires or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Finisar) relating to any transaction involving the sale of the business or the assets (other than in the Ordinary Course of Business) of AZNA, or any of the Units or other equity interests of AZNA, or any Transactions, consolidation, business combination, or similar transaction involving the change in control of AZNA.
     4.3 Access to Information; Confidentiality.
          (A) Founder shall cause AZNA to afford to Finisar, and to Finisar’s officers, employees, accountants, counsel, financial advisers and other Representatives, reasonable access during normal business hours during the period prior to the Closing to all their respective properties, books, contracts, commitments, personnel and records and, during such period, AZNA shall furnish promptly to Finisar all other information concerning its business, properties and personnel as Finisar may reasonably request. Finisar shall afford to AZNA and its officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Closing to all its properties, books, contracts, commitments, personnel and records and, during such period, Finisar shall furnish promptly to AZNA all other information governing its business, properties and personnel as AZNA may reasonably request.
          (B) Each party hereto will hold, and will use commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person, unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Bodies) or by other Legal Requirements or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by any other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, that following the Closing the foregoing restrictions will not apply to Finisar or any of its Affiliates’ use of documents and information concerning AZNA furnished by or on behalf of AZNA, the Sellers’ Representative or the Sellers. After the Closing, the Sellers’ Representative and the Sellers will hold, and will use their best efforts to cause their Affiliates to hold, in strict confidence from any Person all information regarding AZNA that is not now (and does not become part of, through no fault of the Sellers’ Representative and the Sellers or its or their Affiliates) in the public domain. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, to promptly (and in no event later than five days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analysis, compilations and other writings related thereto or based thereon prepared by the party that furnished such documents and information.
ARTICLE V.
Additional Agreements
     5.1 Reasonable Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other Transactions and to cause the conditions in Article VI to be satisfied.
     5.2 Fees and Expenses. Subject to Section 2.3 above, Finisar shall pay all reasonable fees and expenses of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Gilmore, Rees, Carlson & Cataldo, P.C. incurred or paid by or on behalf of Sellers relating to or arising in connection with the negotiation and execution of this Agreement and the Transaction Agreements.
     5.3 Public Announcements. Finisar, on the one hand, and Sellers, on the other hand, will not issue any press release or other public statements with respect to the Transactions without the other parties’ prior written consent, except as may be required by applicable Legal Requirements, court process or by obligations imposed by the Nasdaq Stock Market. The parties agree that Finisar shall be entitled to prepare (in its sole discretion) and file reports on Form 8-K with the SEC pursuant to the Exchange Act concerning the announcement of the Transactions and a subsequent report on Form 8-K describing this Agreement and the Transactions and file any agreement as exhibits to such Form 8-K.
     5.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement shall be paid by the Sellers when due, and Sellers will, at their own expense, file all necessary Returns and other documentation with respect to all such Taxes, and, if required by a Legal Requirement, Finisar will join in the execution of any such Returns.
     5.5 Employment Matters.
          (A) Finisar reserves the right to request in writing that AZNA cease contributions to and/or terminate one or more of the Plans immediately prior to the Closing so long as such cessation or termination would not violate any notice requirements prescribed by any Legal Requirement; provided, however, that such Plan terminations may be made contingent upon the consummation of the Transactions.
          (B) AZNA shall pay prior to the Closing Date any costs, adjustments, or charges associated with any termination, discontinuance, cancellation or liquidation of its portion of or interest in any funding medium arising in connection with the actions described above.
          (C) After the Closing, the individuals who are employees of AZNA immediately prior to the Closing who continue as employees of AZNA or Finisar after the Closing shall be provided with salaries and employee benefits generally comparable to the salaries and employee benefits that they each received from AZNA immediately prior to the Closing. AZNA hereby transfers and assigns to Finisar, at and effective as of the Closing, all of AZNA’s right, title and interest in and to all employment agreements to which AZNA is a party.
     5.6 Resignation of Directors and Officers. Founder will cause each of the officers and directors of AZNA to resign as an officer and/or director of AZNA (and as a fiduciary under any Plans), as applicable, effective at the Closing, which resignation shall include a release by such officer or director of claims against AZNA (except claims arising out of compensation accrued but not yet payable).
     5.7 Withholding Rights. Finisar and AZNA shall be entitled to deduct and withhold from any of the payments to be made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the IRC of 1986, as amended, or any provision of federal, state, local or foreign Legal Requirement with respect to Taxes. To the extent that amounts are so withheld by Finisar or AZNA, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
     5.8 FIRPTA Certificates. Either (i) Founder will deliver an affidavit, sworn under penalties of perjury, stating that the AZNA is not and has never been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation 1.897-2(h) or (ii) each Seller shall deliver to Finisar a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the IRC stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the IRC.
     5.9 Enter into Transaction Agreements. Each party hereto shall enter into the Transaction Agreements to which this Agreement contemplates it will become a party at or prior to the Closing.
     5.10 Securities Law Matters.
          (A) Finisar shall use reasonable efforts, beginning as soon as practicable after the Closing Date, to cause the shares of Finisar Common Stock issuable upon conversion of the Convertible Notes, subject to the terms and conditions thereof (collectively, the “Registrable Securities”), to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use its reasonable efforts to cause to become effective no later than nine (9) months after the Closing Date, a registration statement (the “Registration Statement”) on Form S-1 or on such successor form as is then available under the Securities Act covering the Registrable Securities; provided, however, that Founder shall provide all such information and materials and take all such action as may reasonably be requested by Finisar in order to permit Finisar to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Finisar pursuant to this Section 5.10(A). The offering made pursuant to such registration shall not be underwritten.
          (B) Notwithstanding the foregoing, Finisar shall be entitled to postpone the filing or declaration of effectiveness of the Registration Statement for a reasonable period of time not to exceed ninety (90) calendar days after the deadlines therefore set forth in this Section 5.10, if Finisar determines that there exists material nonpublic information about Finisar which would be required by the Securities Act to be disclosed in the Registration Statement, the disclosure of which, in the good faith determination of the Board of Directors of Finisar, would be detrimental to Finisar.
          (C) Subject to the limitations of Section 5.10(B), Finisar shall use commercially reasonable efforts to keep the Registration Statement effective until the earlier of such date as all Registrable Securities then held by the Founder could be sold under Rule 144(k) or Rule 145 or such date as all Registrable Securities have been sold by Founder (the “Registration Period”); (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement during the Registration Period; and (iii) furnish to Founder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as the Founder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold.
          (D) Finisar shall use its best efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under the securities laws of such states as the Founder reasonably requests, (ii) prepare and file in those states, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such states. Finisar shall promptly notify the Founder of Finisar’s Knowledge of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities laws of any states or the initiation or threat of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent such suspension or obtain its withdrawal if such suspension occurs.

          (E) As promptly as practicable after becoming aware of such event or development, Finisar shall notify the Founder in writing of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission. Finisar shall also promptly notify the Founder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when the Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Founder by facsimile on the same day of such effectiveness), (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or related information, (iii) of Finisar’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, or (iv) when it obtains knowledge of the issuance of any stop order by the SEC suspending effectiveness of the Registration Statement or the initiation or Threatened initiation of any proceeding for that purpose, after which Finisar shall promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal.
          (F) In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, Finisar shall amend the Registration Statement, or file a new Registration Statement, or both, so as to cover all of such Registrable Securities as soon as practicable, but in any event not later than sixty (60) days after the necessity therefor arises. Finisar shall use commercially reasonable efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, the number of shares available under the Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of Registrable Securities issuable during the Registration Period is greater than the number of shares available for resale under such Registration Statement.
          (G) Finisar will indemnify the Founder against all claims, losses, damages, liabilities and expenses (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, and will promptly reimburse as incurred any legal or other expenses reasonably incurred by Founder in connection with the investigation or defense of any action, whether or not resulting in liability arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 5.10, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Finisar of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, provided that Finisar will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Finisar by the Founder and specifically for use therein.
          (H) It shall be a condition to Finisar’s obligations hereunder to register the Registrable Securities of the Founder that the Founder agree to indemnify Finisar, each of Finisar’s directors and officers, each person who controls Finisar within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) and expenses arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Finisar by the Founder specifically for use therein.
          (I) Each party entitled to indemnification under this Section 5.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.10 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
          (J) All registration, filing and qualification fees, printing expenses, fees and disbursements of legal counsel for Finisar, and expenses of any special audits and underwriters’ fees, discounts or commissions, if any, incurred in connection with the registration of the Registrable Securities pursuant to this Section 5.10, shall be paid by Finisar.
     5.11 Nasdaq Quotation. Finisar agrees to continue the quotation of Finisar Common Stock on the Nasdaq National Market until one month after the conversion of the last shares of

Finisar Common Stock held in the Escrow Fund. Finisar shall make such filings as are necessary, if any, with the Nasdaq stock market regarding the transactions contemplated by this Agreement.
     5.12 Additional Contracts. Prior to the Closing, the Founder, on behalf of AZNA, was pursuing certain new research and development proposals with the United States government, as described in Exhibit F attached hereto (the “R&D Proposals”). Finisar and AZNA hereby disclaim any interest in, and shall make no ownership claims with respect to, any government contracts that arise out of the Research Proposals and that are granted or awarded after the Closing to Founder or any corporation, partnership, limited liability company or other entity of which Founder is then an owner, partner, shareholder, director, officer, employee or consultant (“Other Entity”) (the “New Government Contracts”); provided, however, that neither Founder nor such Other Entity shall infringe any Intellectual Property of AZNA in performing any New Government Contracts or otherwise; and provided further, that Founder shall indemnify, defend and hold Finisar and AZNA harmless from and against any and all liabilities of whatever kind or amount arising out of or relating to such New Government Contracts.
ARTICLE VI.
Conditions Precedent
     6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party to effect the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (A) Required Approvals. Sellers shall have executed and delivered to Finisar the Allocation Agreement and all consents and approvals required by AZNA’s Organizational Documents shall have obtained.
          (B) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.
          (C) No Litigation. Except for any suit, action or Proceeding relating to or arising out of Finisar’s prior option grant practices, there shall not be pending or Threatened any suit, action or Proceeding by any Governmental Body or any other Person, or before any court or governmental authority, agency or tribunal, domestic or foreign, in each case that has a reasonable likelihood of success (i) involving any challenge to, or seeking material damages or other relief in connection with, any of the Transactions; or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.
     6.2 Conditions to Obligations of Finisar. The obligations of Finisar to effect the Transactions are further subject to the following conditions:
          (A) Representations and Warranties. The representations and warranties of AZNA and the Sellers contained in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (except to the extent any of the same is already qualified with respect to materiality or speaks as of a specific date, such as the date hereof, in which event such representation or warranty shall be required to be true and correct in all material respects, as the case may be, as of such specified date), and Finisar shall have received a certificate signed by Sellers’ Representative to such effect.
          (B) Performance of Obligations of AZNA and the Sellers. AZNA and the Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Finisar shall have received a certificate signed by Sellers’ Representative to such effect.
          (C) Consents. All Consents required for the consummation of the Transactions (including each Consent identified in the AZNA Disclosure Letter and each Consent identified in the Finisar Disclosure Letter) and all filings and notifications necessary for the consummation of the Transactions under any Legal Requirement must have been obtained or made and must be in full force and effect on terms and conditions satisfactory to Finisar.
          (D) Opinion. Finisar shall have received a legal opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Sellers, substantially in the form of Exhibit G.
          (E) Escrow Agreement. Founder and Sellers’ Representative shall have executed and delivered the Escrow Agreement.
          (F) Noncompetition Agreements. Founder and each key employee of AZNA listed on Schedule II attached hereto shall have executed and delivered the Noncompetition, Nonsolicitation and Nondisclosure Agreement, substantially in the form attached hereto as Exhibit H.
          (G) Change. There shall not have been a Material Adverse Change in AZNA.
     6.3 Conditions to Obligation of Sellers. The obligation of Sellers to effect the Transactions are subject to the following conditions:
          (A) Representations and Warranties. The representations and warranties of Finisar set forth in this Agreement shall be true and correct, in all material respects, in each case as of the date hereof and as of the Closing Date (except to the extent any of the same is already qualified with respect to materiality or speaks as of a specific date, such as the date hereof, in which event such representation or warranty will be correct in all respects and accurate as of such date), and Sellers shall have received a certificate signed on behalf of Finisar to such effect.
          (B) Performance of Obligations of Finisar. Finisar shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed on behalf of Finisar to such effect.
          (C) Opinion. Sellers shall have received a legal opinion from Wyatt, Tarrant & Combs, LLP, counsel to Finisar, substantially in the form of Exhibit I.

          (D) Consents. All Consents required for the consummation of the Transactions (including each Consent identified in the AZNA Disclosure Letter and each Consent identified in the Finisar Disclosure Letter) and all filings and notifications necessary for the consummation of the Transactions under any Legal Requirement must have been obtained or made and must be in full force and effect on terms and conditions satisfactory to Finisar.
          (E) Convertible Notes. Finisar shall have executed and delivered the Convertible Notes.
          (F) Escrow Agreement. Finisar shall have executed and delivered the Escrow Agreement.
          (G) Change. There shall not have been a Material Adverse Change in Finisar and its Subsidiaries.
ARTICLE VII.
Termination, Amendment and Waiver
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of matters presented in connection with the Transactions by the Sellers:
          (A) by mutual written consent of Finisar and Founder;
          (B) by either Finisar or Founder:
               (i) if the Transactions are not consummated on or before March 26, 2007 (the “Outside Date”), unless the failure to consummate the Transactions is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;
               (ii) if any Governmental Body issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or
               (iii) if any condition to the obligation of such party to consummate the Transactions set forth in Section 6.1 or in Section 6.2 (in the case of Finisar) or Section 6.3 (in the case of Sellers) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement;
          (C) by Finisar, if AZNA or Sellers breach or fail to perform in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.2(A) or 6.2(B) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to AZNA and Sellers of such breach (provided that Finisar is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);
          (D) by Founder, if Finisar breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(A) or 6.3(B) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Finisar of such breach (provided that Sellers are not then in willful and material breach of any representation, warranty or covenant in this Agreement).
     7.2 Effect of Termination. In the event of termination of this Agreement by either Founder or Finisar, as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Finisar or the Sellers, other than the provisions of the last sentence of Section 4.3(B), Section 5.3 and this Section 7.2 and except to the extent that such termination results from the willful and material breach by a party hereof.
     7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     7.4 Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require action by the duly authorized designee of the Board of Directors of the applicable party.
ARTICLE VIII.
General Provisions
     8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (A)     if to Finisar, to
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089-1133
Attention: Kurt Adzema
with a copy to:
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089-1133
Attention: Gabe Kralik, Esq.
          (B)     if to Founder or Sellers’ Representative, to
Parviz Tayebati
2 Avery Street, 27E
Boston, MA 02111
with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,P.C.
One Financial Center
Boston, MA 02111
Fax: 617 542 2241
Attention: Stanley A. Twarog, Esq.
     8.2 Interpretation. When a reference is made in this Agreement to a Section, Exhibit, the AZNA Disclosure Letter or the Finisar Disclosure Letter, such reference shall be to a Section of, or an Exhibit, or the AZNA Disclosure Letter or the Finisar Disclosure Letter to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     8.3 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, Exhibits, Schedules, Disclosure Letters, Confidentiality Agreement and other agreements and instruments delivered in connection herewith constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the Transactions, to this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document, unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program, or document. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.
     8.5 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
     8.7 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any Federal or State court sitting in Santa Clara, California, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
     8.10 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out this Agreement.
     8.11 Sellers’ Representative.
          (A) Each Seller, by execution of this Agreement, hereby appoints, effective immediately, Parviz Tayebati, to act as such Seller’s representative hereunder (the “Sellers’ Representative”), and by such Seller’s execution of this Agreement hereby appoints the Sellers’ Representative (effective immediately) as such Seller’s true and lawful attorney, in such Seller’s name, place and stead to act on such Seller’s behalf as contemplated by the terms of this Agreement (including, without limitation, the execution and delivery of any waivers, consents, certificates (including the certificates to be delivered at Closing pursuant to Section 6.2) approvals, extensions, amendments and other agreements, the giving and receipt of notices, the resolution of disputes and any matters or proceedings referred to in Article IX hereof) and hereby acknowledges that the Sellers’ Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement by any Seller. Each Seller further designates and appoints the Sellers’ Representative as its agent for service of process with respect to any disputes regarding or arising out of this Agreement or any of the transactions contemplated hereby. Parviz Tayebati hereby accepts his appointment as the Sellers’ Representative and the authorization set forth above. Sellers’ Representative shall serve in such capacity until his resignation given by written notice not less than sixty (60) days prior to the effective date thereof. In the event the Sellers’ Representative shall resign or otherwise cease to act as Sellers’ Representative, the Sellers’ Representative shall be authorized to select a replacement to serve as Sellers’ Representative, subject to the approval of the Sellers whose percentage of the Purchase Price constitutes in the aggregate a majority of the total Purchase Price allocated to the Common Unitholders and Common Optionholders. With the power of attorney so granted by each Seller to the Sellers’ Representative, each Seller has authorized the Sellers’ Representative to take any further action which the Sellers’ Representative shall consider necessary or desirable in connection with the foregoing, hereby giving the Sellers’ Representative full power and authority to do and perform each and every act requisite as necessary to be done in and about the foregoing as fully as such Seller might or could do if personally present, and has ratified and confirmed all that the Sellers’ Representative shall lawfully do or cause to be done by virtue thereof. Following the effectiveness of the appointment of the Sellers’ Representative under this Section 8.11, Finisar shall be entitled to rely on any action or inaction of the Sellers’ Representative as the action or inaction of the appointing Sellers, any notice from any such Seller to Finisar shall be delivered to Finisar solely by the Sellers’ Representative, and Finisar shall be entitled to deliver all notices to any of the Sellers solely to the Sellers’ Representative.
          (B) By his, her or its approval and adoption of this Agreement, each Seller agrees that:
               (a) Finisar shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any actions required in connection with an indemnification claim by Finisar under Article IX hereof that is in respect of a breach of a representation or warranty made AZNA or by a Seller in Article III hereof;
               (b) the provisions of this Section 8.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and
               (c) the provisions of this section 8.11 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of such Seller hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
          (C) The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller or Finisar, or any other evidence deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by it as set forth in subsection below. The Sellers’ Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he or it shall have received such advice or concurrence of such Sellers as he or it deems appropriate or he or it shall have been expressly indemnified to his or its satisfaction by such Seller as he or it deems appropriate against any and all liability and expense that such Sellers’ Representative may incur by reason of taking or continuing to take any such action.
          (D) The Sellers’ Representative shall be entitled to retain counsel and to incur such expenses as the Sellers’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, provided that all fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Sellers’ Representative shall be borne by the Sellers ratably according to the ratio of the percentage of each Seller to the aggregate Purchase Price.

     8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE IX.
Indemnification; Remedies
     9.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants and obligations in this Agreement (including all representations, warranties, covenants and obligations in the AZNA Disclosure Letter and Finisar Disclosure Letter and any other certificate or document delivered pursuant to this Agreement) will survive the Closing, and shall be unaffected by any investigation made by any of the parties hereto.
     9.2 Indemnification and Payment of Damages By Sellers. Subject to the provisions of this Article IX, from and after the Closing, Sellers shall jointly and severally indemnify and hold harmless Finisar, its Affiliates and their Representatives, stockholders and controlling persons (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), resulting from:
          (A) any breach of any representation or warranty made by AZNA in Section 3.1 of this Agreement, the AZNA Disclosure Letter, or any other certificate or document delivered by AZNA pursuant to this Agreement; or
          (B) any breach by AZNA of any covenant or agreement of AZNA in this Agreement.
     9.3 Indemnification and Payment of Damages By Founder and Common Unitholders and Common Optionholders. Subject to the provisions of this Article IX, from and after the Closing, Founder, each Common Optionholder and each Common Unitholder shall severally (and not jointly) indemnify and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons the amount of, any Damages resulting from:
          (A) any breach of any representation or warranty made by Founder in Section 3.2 or by such Common Optionholder or such Unitholder in Section 3.3, of this Agreement,

respectively, or any other certificate or document delivered by Founder or any such Common Optionholder or Unitholder pursuant to this Agreement; or
          (B) any breach by Founder or any such Common Optionholder or Unitholder, respectively, of any covenant or agreement of Founder or any such Common Optionholder or Unitholder in this Agreement.
     9.4 Indemnification and Payment of Damages by Finisar to Sellers. Subject to the provisions of this Article IX, from and after the Closing, Finisar shall indemnify and hold harmless Sellers and their Representatives (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of any Damages, resulting from:
          (A) any breach of any representation or warranty made by Finisar in Section 3.4 of this Agreement or any other certificate or document delivered by Finisar pursuant to this Agreement; or
          (B) any breach by Finisar of any covenant or agreement of Finisar in this Agreement.
     Notwithstanding the foregoing, after the Closing, Finisar shall have no obligation hereunder to indemnify AZNA.
     9.5 Indemnification and Payment of Damages by Finisar to Founder. Subject to the provisions of this Article IX, from and after the Closing, Finisar shall indemnify and hold harmless Founder and his Representatives (collectively, the “Founder Indemnified Persons”) for, and will pay to the Founder Indemnified Persons the amount of any Damages, resulting from:
          (A) any breach of any representation or warranty made by Finisar in Section 3.5 of this Agreement, the Finisar Disclosure Letter, or any other certificate or document delivered by Finisar pursuant to this Agreement.
     9.6 Time Limitation on Indemnification. If the Closing occurs, no claim for indemnification pursuant to Section 9.2(A), Section 9.4(A) or Section 9.5(A) may be made unless on or before the first (1st) anniversary of the Closing (the “Survival Period End Date”) the party seeking indemnification notifies the indemnifying party in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the party making the claim; provided, however, that the foregoing limitation shall not apply to any fraud or intentional breach of a representation or warranty. Any claim for indemnification pursuant to Section 9.3(A) that is based on a breach of Section 3.2 or 3.3 may be made at any time after the Closing and the Survival Period End Date.
     9.7 Limitations on Amount - Sellers The Sellers will have no liability with respect to the matters described in Section 9.2(A) until the total of all Damages with respect to such matters exceeds One Hundred Thousand Dollars ($100,000.00) (the “Basket”); at which point the Sellers shall be liable for all Damages (and not just those in excess of the Basket), but in any event subject to a maximum aggregate amount of the sum of the Escrow Cash and the Escrow Note (the “Cap”). The sole and exclusive recourse of the Indemnified Person(s) for indemnification and recovery of Damages from the Sellers pursuant to Section 9.2(A) shall be the money or other property held by the Escrow Agent pursuant to the Escrow Agreement; provided, that the Damages shall be satisfied first from the Escrow Cash, up the full amount thereof, prior to any setoff against or application of, the Escrow Note.
     Any claim for indemnification under Section 9.3(A) against Founder shall be made first against the amount of Escrow Note held in the Escrow Fund, and if the Escrow Note is insufficient to satisfy any such claim, the Indemnified Person(s) may make recourse to Founder directly for the insufficiency. Any claim for indemnification under Section 9.3(A) against any Common Unitholder or Optionholder shall be made first against the amount of Escrow Cash held in the Escrow Fund and attributable to such Common Unitholder or Optionholder, respectively, in accordance with Exhibit B, and if such amount is insufficient to satisfy any such claim, the Indemnified Person(s) may make recourse to such Common Unitholder or Optionholder for the insufficiency.
     Notwithstanding the foregoing, the limits set forth in this Section 9.6 shall not apply to any claim for indemnification pursuant to Section 9.2(B) or 9.3(B) or any fraud or intentional breach by AZNA or Sellers of any representation or warranty made by AZNA or Sellers in this Agreement, the AZNA Disclosure Letter or any other certificate or document delivered by AZNA or Sellers pursuant to this Agreement.
     9.8 Limitations on Amount - Finisar. Finisar will have no liability with respect to the matters described in Section 9.4(A) or Section 9.5(A) until the total of all Damages with respect to such matters exceeds the Basket; at which point Finisar shall be liable for all Damages (and not just those in excess of the Basket), but in any event subject to a maximum of the Cap. Any Damages payable by Finisar to the Sellers pursuant to this Article IX shall be payable solely in cash. Notwithstanding the foregoing, the limits set forth in this Section 9.8 will not apply to any claim for indemnification pursuant to Section 9.4(B) or any fraud or any intentional breach by Finisar of any representation or warranty made by Finisar in this Agreement, the Finisar Disclosure Letter, or any other certificate or document delivered by Finisar pursuant to this Agreement.
     9.9 Procedure for Indemnification - Third Party Claims.
          (A) Promptly after receipt by an indemnified party under Section 9.2, Section 9.3, Section 9.4 or Section 9.5, as applicable, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.
          (B) If any Proceeding referred to in Section 9.9(A) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding, in which case the indemnified party may retain its own counsel and be reimbursed for its expenses incurred in connection therewith pursuant to this Article IX), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation and except as provided above. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements by an indemnified person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by or other determination binding solely on the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given (or such shorter period in which indemnified party is required by any applicable Legal Requirement to respond to such Proceeding), give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any reasonable compromise or settlement effected by the indemnified party.
          (C) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     9.10 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     9.11 Escrow.
          (A) Subject to Sections 9.6 and 9.7 above, Finisar will be entitled to payment from the Escrow Fund from time to time equal to the amount of Damages the Indemnified

Persons are entitled to recover under this Article IX. Each claim asserted against Sellers or any of them pursuant to Section 9.2 or Section 9.3 shall be made in accordance with the procedures set forth herein and in the Escrow Agreement.
          (B) On the Survival Period End Date, the Escrow Note and Escrow Cash remaining in Escrow Fund will be delivered to the Sellers’ Representative for distribution to the Sellers. If, however, there are one or more claims or notices of claims pending or not fully satisfied on the Survival Period End Date, the Escrow Note and Escrow Cash subject to such pending claims will remain in the Escrow Fund until all such pending claims are determinable or are settled and all amounts due have been paid in full, and the balance of the Escrow Note and Escrow Cash if any, remaining in the Escrow Fund will be delivered to the Sellers’ Representative for distribution to the Sellers.
     9.12 Insurance and Tax Benefits. The amount of Damages subject to indemnification under this Article IX shall be reduced by (i) the amount, if any, which the indemnified party receives under any insurance policy with respect to such Damages and the indemnified party will, in good faith, pursue claims for insurance proceeds to which it is entitled, and (ii) the amount, if any, of the present value of any tax benefit which the indemnified party may receive or otherwise enjoy with respect to the matter which gave rise to the Damages.
[END OF TEXT OF AGREEMENT]

     IN WITNESS WHEREOF, the undersigned hereby executes and delivers this counterpart signature page to the Purchase Agreement by and among Finisar, AZNA, Founder and the Common Unitholders and Common Optionholders, as of the date first written above.

“FINISAR”:

FINISAR CORPORATION

	By:	/s/ S. K. Workman

	Title:	CFO

“FOUNDER”:

/s/ Parviz Tayebati

PARVIZ TAYEBATI

“COMMON UNITHOLDERS” AND “COMMON OPTIONHOLDERS”:

/s/ Daniel Mahgerefteh	/s/ K. McCallion

Daniel Mahgerefteh	K. McCallion

/s/ Payam Tayebati	/s/ Y. Matsui

Payam Tayebati	Y. Matsui

/s/ Z. Frank Fan	/s/ D. Walker

Z. Frank Fan	D. Walker

/s/ G. Sun	/s/ M. Deutsch

G. Sun	M. Deutsch

/s/ J. Kojongian	/s/ F. Sakhitab

J. Kojongian	F. Sakhitab

/s/ Said Azemati	/s/ Roxanne Volpe

Said Azemati	Roxanne Volpe

/s/ Bartley Johnson	/s/ Carole Simon

Bartley Johnson	Carole Simon

/s/ Michael Balfe	/s/ Dimitar Dimitrov

Michael Balfe	Dimitar Dimitrov

/s/ Scott Burroughs	/s/ Parvin Tayebati

Scott Burroughs	Parvin Tayebati

/s/ Chunlei Liao & Min Zhao	/s/ Fritz Strohkendl

Chunlei Liao & Min Zhao, JTWROS	Fritz Strohkendl

/s/ Xueyan Zheng	/s/ Jianying Zhou

Xueyan Zheng	Jianying Zhou

/s/ Michael Letsch	/s/ Hong Xiao

Michael Letsch	Hong Xiao

/s/ Gilberto Salamanca	/s/ Edin Rovancin

Gilberto Salamanca	Edin Rovancin

/s/ Maurice Yankanich	/s/ Mark Lykam

Maurice Yankanich	Mark Lykam

/s/ Richard Schatz	/s/ Carl Umpleby

Richard Schatz	Carl Umpleby

/s/ Harley Hammond	/s/ Junzuo Wan

Harley Hammond	Junzuo Wan

/s/ Simon Cao
Simon Cao

“SELLERS’ REPRESENTATIVE”:

/s/ Parviz Tayebati

Parviz Tayebati